UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2014

Amedica Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33624	84-1375299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1885 West 2100 South Salt Lake City, UT	84119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 839-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2014, Amedica Corporation (the “Company”) issued a press release announcing the departure of Eric K. Olson as President and Chief Executive Officer and a director of the Company and the appointment of B. Sonny Bal, MD, JD, MBA, to serve as the Company’s President and Chief Executive Officer of the Company. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

(b) Effective September 30, 2014, Mr. Olson resigned from his position as President and Chief Executive Officer and as a member of the board of directors of Amedica Corporation and from all offices with and as a director of its subsidiary US Spine, Inc.

(c) Effective September 30, 2014, the board of directors (the “Board”) of the Company appointed Dr. Bal, who has been a director of the Company since February 2012 and its Chairman of the Board since August 2014, to serve as the Company’s President and Chief Executive Officer. In connection with his appointment as President and Chief Executive Officer, Dr. Bal resigned from his appointments to the Company’s Audit, Compensation and Nominating and Governance Committees. Dr. Bal is Professor & Chief of Adult Reconstruction at the University of Missouri, Columbia, specializing in hip and knee replacement surgery. He also is an Adjunct Professor of Material Sciences at the University of Missouri at Rolla. Dr. Bal is a member of the American Academy of Orthopaedic Surgeons and the American Association of Hip and Knee Surgeons. Dr. Bal received his M.D. degree from Cornell University and an M.B.A. from Northwestern University, and a J.D. from the University of Missouri. Dr. Bal is a licensed attorney and co-founder of the Bal Brenner law firm in North Carolina.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release, dated September 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEDICA CORPORATION

Date: October 3, 2014	/s/ Kevin Ontiveros
Kevin Ontiveros
Chief Legal Officer